Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form F-3) and related Prospectus of Vodafone Group Plc, for the registration of debt securities, warrants and preference shares and to the incorporation by reference therein of our reports dated 21 June 2023, with respect to the consolidated financial statements of Vodafone Group Plc,  and the effectiveness of internal control over financial reporting of Vodafone Group Plc, included in its Annual Report (Form 20-F) for the year ended 31 March 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, United Kingdom

26 July 2023